Exhibit 5.1

4801 Main Street, Suite 1000
Kansas City, MO 64112
Main: 816.983.8000
Fax: 816.983.8080

October 28, 2013

Blue Valley Ban Corp. 11935 Riley Overland Park, KS 66225-6128

Ladies and Gentlemen:

As counsel for Blue Valley Ban Corp., a Kansas corporation (the “Company”), we have been requested to render this opinion in connection with the preparation and filing of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission for the purposes of registering under the Securities Act of 1933, as amended, nontransferable subscription rights  to be issued to the Company’s stockholders as of October 28, 2013 (the “Subscription Rights”) to purchase shares of the Company’s common stock, par value $1.00 per share (the “Common Stock”), and also registering the Common Stock purchasable upon exercise of the Subscription Rights.

In connection with the foregoing, we have examined such documents, corporate records and other instruments as we have deemed necessary or appropriate in connection with this opinion.  Based upon the foregoing and subject to compliance with the process set forth in the Registration Statement for exercise of the Subscription Rights, we are of the opinion that the Common Stock, when offered, sold and issued, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm wherever it appears in the Registration Statement or the prospectus constituting a part thereof and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Husch Blackwell LLP
Husch Blackwell LLP

Husch Blackwell LLP